Exhibit 4.6

Filing # 135716595 E - Filed 10/01/2021 09:17:17 AM

Page 2 of 2 Therefore, it is ORDERED AND ADJUDGED that Petitioners Motion for Judicial Default is GRANTED and a Judicial Default shall enter against the Respondent for failure to file a responsive pleading and defend against this action. 5. The Court, turning to Petitioner's Motion for Appointment of Custodian, makes the following findings: 6. At all times relevant hereto, Rhonda Keaveney (hereinafter "Ms. Keaveney") was and is Manager of SMALL CAP COMPLIANCE, LLC (hereinafter "SMALL CAP"), a company that is a shareholder of NUONCOLOGY LABS , INC. (hereinafter " Respondent " ). 7. The Petition requests appointment of a custodian or receiver for a Florida corporation . Therefore, jurisdiction and venue are proper in Florida and in this judicial district as Respondent's principal place of business is located in Orange County, Florida . 8. On September 23 , 2016 , Respondent was administratively dissolved by the State of Florida for failure to file an annual report and pay annual fees . 9. On December 17 , 2020 , Ms . Keaveney, on behalf of Petitioner, sent demand letters to Respondent's last known address and addresses she was able to find on Google, OTC Markets, and the Florida Department of State website demanding Respondent's officers and directors to reinstate the corporation and to schedule a shareholder meeting . 10. Petitioner received no response to the demand letters sent to Respondents last known address and addresses she was able to find on Google, OTC Markets, and the Florida Department of State. 11. Thereafter, Petitioner was forced to serve Respondent by and through its last known President and Director, Thomas A . Thomsen . Mr . Thomsen accepted service on behalf of the Respondent and executed a Waiver and Acceptance of Service of Process stating the Respondent

Page 3 of 3 would file a response to the Petition on or before May 3, 2021. As of the date of this hearing, the Respondent has failed to file such a response. 12. Respondent has not filed its annual report with the State of Florida since April 2015. Petitioner has no knowledge of any meetings or corporate action taken since that date. 13. Respondent is currently publicly traded, but it could lose said privilege due to its non - compliance with state and federal laws . 14. Ms . Keaveney, as Manager of SMALL CAP, qualifies for relief under section 607 . 0748 (1) of the Florida Statutes . 15. The directors and shareholders of Respondent are functionally deadlocked. No corporate action of record has occurred since March 1 , 2015 , when Respondent filed its last annual report with the Florida Secretary of State's Office . Petitioner is unaware of any annual meetings or other corporate action that has occurred . There is no information available to any of the shareholders on the makeup of the shareholders, board of directors, or officers beyond what Ms . Keaveney could glean from the Florida Secretary of State's website as well as through GlobeNewswire, Reuters, MarketWatch, Guru Focus, Investors Hub, Bloomberg, ADVFN, Business Insider, and OTC Markets . Therefore, Respondent is in functional deadlock until a shareholder receives authority to call a special shareholders' meeting . 16. As Respondent is not in compliance with federal and state law as more fully described in the Petition and Motion for Appointment of Custodian, irreparable injury is threatened or being suffered. 17. If delisted from public trade and its stock is only available privately, Respondent and its shareholders would suffer substantial harm . As a publicly held corporation, Respondent is required to provide "current public information" to its shareholders under the Securities Exchange Act of 1933 but has not published such information for years .

Page 4 of 4 18. Respondent has failed to respond or otherwise defend this action causing a Clerk's default to be entered against Respondent on May 24, 2020. 19. The Respondent failed to appear at the hearing on June 28, 2021. Therefore, it is ORDERED AND ADJUDGED the Motion for Appointment of Custodian is hereby : GRANTED WITHOUT PREJUDICE : Rhonda Keaveney, as Manager of SMALL CAP COMPLIANCE, LLC, is hereby appointed custodian of NUONCOLOGY LABS , INC . (hereinafter " Respondent") , thereby allowing her to exercise all of the powers of the corporation, through or in place of its board of directors, to the extent necessary to manage the business and affairs of the corporation, dispose of all or any part of the assets of the corporation wherever located, if disposition is first authorized by the Court, and to sue or defend in custodian's own name as custodian in all Courts of this State . As custodian of NUONCOLOGY LABS , INC., Ms. Keaveney shall further: a. Appoint a Registered Agent and appoint interim officers and directors to start to bring Respondent in compliance with Florida law and the Securities and Exchange Act of 1933 . b. As Custodian, call a Special Meeting of the shareholders of Respondent to be held subject to the terms and conditions hereinafter specified for the purpose of electing a board of directors of Respondent to serve until the next annual meeting of Respondent's shareholders is held and the successors of the elected directors might be elected or appointed and qualified. c. Ensure the Special Meeting will be held at a location and at a time and date to be selected by Ms . Keaveney, which is not a weekend or a legal holiday, and which is more than ten (10) days from the date on which copies of a notice of the meeting shall be mailed in a manner that is consistent with Florida law and any orders as the Court might make and enter.

d. Ensure that the persons and entities entitled to receive notice of the shareholders' meeting are the record owners of the stock certificates and the registered officers and directors of Respondent as specified in the current shareholder list for Respondent and that notice shall be mailed to the addresses as set forth therein . e. Ensure that such shares of Respondent are owned by shareholders of record and are represented at the shareholders' meeting in person or by a valid proxy, shall constitute a quorum to conduct an election of directors of Respondent and shall otherwise be entitled to participate in the shareholder meeting and to vote in the election . f. Report back to this Court with an Initial Report due sixty (60) days from the date of this Order . Thereafter, Ms . Keaveney, as Custodian, shall continue to file Reports updating this Court on her progress every ninety (90) days until the Custodianship is completed and/or terminated . 1. Ms. Keaveney, as Custodian, and those parties hired by Ms. Keaveney as Custodian to assist in the performance of its duties, are entitled to reasonable compensation from the assets now held by or in possession or control of or which may be received by Respondent . Any compensation shall be commensurate with Ms . Keaveney's and those parties hired by Ms . Keaveney as Custodian, duties and obligations under the circumstances and are subject to Court approval . DONE AND ORDERED at Orange County Courthouse, Orange County, Florida, this 30th day of September 2021. Page 5 of 5 DONALD A. MYERS, JR. CIRCUIT COURT JUDGE

Page 6 of 6 CERTIFICATE OF SERVICE I HEREBY CERTIFY that the foregoing was filed with the Clerk of the Court this 30th day of September, 2021 by using the Florida Courts E - Filing Portal System. Accordingly, a copy of the foregoing is being served on this day to all attomey(s)/interested parties identified on the ePortal Electronic Service List, via transmission of Notices of Electronic Filing generated by the ePortal System. Elizabeth Diaz, Judicial Assistant to Judge Donald A. Myers, Jr.

Filing # 140074427 E - Filed 12/09/2021 04:32:45 PM